Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) is made and entered into as of April 27, 2021, by and among Taboola.com Ltd., a company organized under the laws of the State of Israel, Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company, and ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (collectively, the “Parties”). Reference is made to that certain Agreement and Plan of Merger, dated January 25, 2021, by and among the Parties (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, pursuant to Section 10.12 of the Merger Agreement, the Merger Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to the Merger Agreement.

(a) Section 8.01(b) of the Merger Agreement is hereby amended by replacing “June 25, 2021” with “July 9, 2021”.

(b) Section 2 of Schedule A of the Merger Agreement is hereby amended by adding the following definition after the definition of “Lock Box Period”:

“Nasdaq” shall mean the Nasdaq Capital Market.

(c) Section 6.01(a)(i) of the Merger Agreement is hereby amended such that the term “NYSE” in such section is deleted and replaced with “NYSE and the Nasdaq”.

(d) Sections 6.08(c) and 7.01(d) of the Merger Agreement are each hereby amended such that the term “NYSE” in each section is deleted and replaced with “NYSE or the Nasdaq, as applicable”.

2. Continuing Effect. Except as expressly amended hereby, the provisions of the Merger Agreement shall remain in full force and effect. All references to the Merger Agreement set forth therein shall hereafter be deemed to refer to the Merger Agreement as amended.

3. Miscellaneous. Sections 10.02, 10.03, 10.04, 10.05, 10.07, 10.08, 10.09 and 10.12 of the Merger Agreement are incorporated herein by reference mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ION ACQUISITION CORP. 1 LTD.

By:	/s/ Anthony Reich
	Name:	Anthony Reich
	Title:	Chief Financial Officer

{Amendment No. 1 to Agreement and Plan of Merger}

TORONTO SUB LTD.

By:	/s/ Ezra Katzen
	Name:	Ezra Katzen
	Title:	Director

{Amendment No. 1 to Agreement and Plan of Merger}

TABOOLA.COM LTD.

By:	/s/ Eldad Maniv
	Name:	Eldad Maniv
	Title:	President & COO

{Amendment No. 1 to Agreement and Plan of Merger}